Exhibit 5.1

5 April 2019

Matter No.:361824

Doc Ref: 15381989

+1 441 278 7904

guy.cooper@conyersdill.com

Auris Medical Holding Ltd

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Re: Auris Medical Holding Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with an offering to be made pursuant to the prospectus (the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) comprised of a base prospectus included in a registration statement on form F-3 (Registration No. 333-22812) filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) on 1 November 2018, as amended by Post-Effective Amendment No. 1 dated 27 March 2019 (the “Post-Effective Amendment”) (such registration statement, as so filed and as amended (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), the “Registration Statement”), a base prospectus filed with the Registration Statement on 1 November 2018, as amended by the Post-Effective Amendment (the “Base Prospectus”), and a prospectus supplement dated 30 November 2018 filed with the Commission pursuant to Rule 424(b)(5) under the under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to US$25,000,000 of the Company’s common shares, par value CH 0.02 each (“Common Shares”) for sale through the A.G.P./Alliance Global Partners as sales agent and/or principal of the Company pursuant the sales agreement dated November 30, 2018 as amended by an amendment No.1 dated 5 April 2019 between the Company and A.G.P./Alliance Global Partners.

For the purposes of giving this opinion, we have examined the following documents:

(i)	the Registration Statement; and

(ii)	the Prospectus.

We have also reviewed the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on 4 April 2019, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus, the Sales Agreement and any other documents reviewed by us; (d) that the Registration Statement and the issue of the Common Shares in respect thereof were duly authorised prior to the Company’s continuance to Bermuda and that such authorisations remain in full force and effect and have not been rescinded, amended or terminated; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein; (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (g) that the Company will have sufficient authorised capital to effect the issue of any of the Common Shares at the time of issuance; (h) that the Company’s Common Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”), which includes NASDAQ, at the time of issuance of any Common Shares; and (i) that, upon the issue of any Common Shares, the Company will receive consideration for the issue price thereof which shall be equal to at least the price per share set by the pricing committee in the Minutes.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of, the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the Registration Statement, the Common Shares to be sold by the Company will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

We hereby consent to (i) the filing of this opinion as an exhibit to the Company’s Current Report on Form 6-K filed on or about 5 April 2019 for incorporation by reference into the Registration Statement, and (ii) to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited